As filed with the Securities and Exchange Commission on January 21, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

VistaCare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1521534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8125 North Hayden Road, Suite 300, Scottsdale, AZ	85258
(Address of Principal Executive Offices)	(Zip code)

VistaCare, Inc. 1998 Stock Option Plan

VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan
VistaCare, Inc. 2002 Employee Stock Purchase Plan
(Full titles of plans)

Richard R. Slager

President and Chief Executive Officer
8125 North Hayden Road, Suite 300, Scottsdale, AZ 85258, (480) 648-4545
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to	Amount to be	offering price per	aggregate offering	registration
be registered	registered (1)	share (2)	price (2)	fee

Class A Common Stock, par value $0.01	3,700,000	$17.15	$63,455,000	$5,837.86

(1)	Includes 3,200,000 shares of Class A Common Stock of VistaCare, Inc., par value $0.01 per share (“Common Stock”), issuable pursuant to the VistaCare, Inc. 1998 Stock Option Plan, 300,000 shares of Common Stock issuable pursuant to the VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan and 200,000 shares of Common Stock issuable pursuant to the VistaCare, Inc. 2002 Employee Stock Purchase Plan (collectively, the “Plans”). In addition, this registration statement (this “Registration Statement”) covers such additional number of shares as may be required pursuant to the Plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2)	Computed in accordance with paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average high and low prices of the Common Stock as reported by the Nasdaq National Market on January 13, 2003.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

     The information required in Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, filed with the Securities and Exchange Commission (the “Commission”) by VistaCare, Inc. (the “Company”), are incorporated by reference into this Registration Statement:

(a)	The Company’s Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its registration statement on Form S-1 (Registration No. 333-98033), initially filed with the Commission on August 13, 2002, as amended, pursuant to the Securities Act; and

(b)	The description of the Common Stock, which is contained in the Company’s registration statement on Form 8-A, filed on December 4, 2002, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of directors and officers.

     The Company’s certificate of incorporation provides that it will indemnify its directors and officers to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     In addition, the Company’s certificate of incorporation permits it to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director’s or officer’s status as director or officer upon an undertaking by such director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to such indemnification.

     The Company has purchased directors and officers liability insurance.

     The Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide that the Company will indemnify its directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors and officers. These agreements also provide that the Company will advance expenses to its directors and officers relating to claims for which they may be entitled to indemnification. Upon a potential change in control of the Company, its directors and officers may request that it create a trust for their benefit in an amount sufficient to satisfy any expenses that they may reasonably expect to incur in connection with a claim against them. These indemnification agreements also provide that the Company will maintain directors and officers liability insurance.

Item 7. Exemption from registration claimed.

     Not applicable.

Item 8. Exhibits.

     The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

     The Company hereby undertakes:

     1.     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona on this 21st day of January 2003.

VISTACARE, INC

By:	/s/ Richard R. Slager

Richard R. Slager
President and Chief Executive Officer

Power of Attorney and Signatures

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Richard R. Slager and Mark E. Liebner, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Richard R. Slager	President, Chief Executive Officer and Director
Richard R. Slager	(principal executive officer)	January 21, 2003

/s/ Mark E. Liebner	Chief Financial Officer
Mark E. Liebner	(principal financial and accounting officer)	January 21, 2003

/s/ Barry M. Smith
Barry M. Smith	Chairman of the Board of Directors	January 21, 2003

/s/ Perry G. Fine, M.D.
Perry G. Fine, M.D.	Director	January 21, 2003

/s/ William J. McBride
William J. McBride	Director	January 21, 2003

/s/ David A. Freeman
David A. Freeman	Director	January 21, 2003

/s/ Pete A. Klisares
Pete A. Klisares	Director	January 21, 2003

/s/ Ronald A. Matricaria
Ronald A. Matricaria	Director	January 21, 2003

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Fourth Amended and Restated Certificate of Incorporation of VistaCare, Inc. (incorporated by reference to Exhibit 3.03 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on December 3, 2002).
3.2	Amended and Restated By-laws of VistaCare, Inc. (incorporated by reference to Exhibit 3.04 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on August 13, 2002).
4.1	Specimen certificate for shares of VistaCare, Inc. Class A Common Stock (incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form S-1 (Registration No. 333-98033), filed with the Commission on August 13, 2002).
5.1*	Opinion of Choate, Hall & Stewart.
23.1*	Consent of Ernst & Young LLP.
23.2	Consent of Choate, Hall & Stewart (included in Exhibit 5.1).
24.1	Power of Attorney (included on page II-4).

* Filed herewith.